 Exhibit 15.3

KPMG

KPMG AG
Financial Services
Räffelstrasse 28
CH-8045 Zurich

P.O. Box
CH-8036 Zurich

Telephone +41 58 249 31 31
Fax +41 58 249 44 06
www.kpmg.ch

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States of America

Zurich, March 25, 2020

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated March 25, 2020, of Credit Suisse Group AG and its subsidiaries (the "Group") and Credit Suisse AG and its subsidiaries (the "Bank") and are in agreement with the statements contained in the second and fifth paragraphs on pages 12 - 13 therein. We are not in a position to agree or disagree with other statements contained therein.

Sincerely yours

KPMG AG

Nicholas Edmonds
Licensed Audit Expert
Auditor in Charge

Shaun Kendrigan
Licensed Audit Expert
Global Audit Partner